                            STOCK PURCHASE AGREEMENT
                                     AMONG
                          APD ACQUISITION CORPORATION,
                                    AS BUYER


                                      AND


                                IRVING N. DWYER,
                                DAVID P. DAVIA,
                THE IRVING N. DWYER CHARITABLE REMAINDER TRUST,
                                      AND
                 THE DAVID P. DAVIA CHARITABLE REMAINDER TRUST,
                                   AS SELLERS



                                 March 31, 1995

                            STOCK PURCHASE AGREEMENT
                                     AMONG
                          APD ACQUISITION CORPORATION,
                                    AS BUYER

                                      AND

                                IRVING N. DWYER,
                                DAVID P. DAVIA,
                THE IRVING N. DWYER CHARITABLE REMAINDER TRUST,
                                      AND
                 THE DAVID P. DAVIA CHARITABLE REMAINDER TRUST
                                   AS SELLERS


                                                          TABLE OF CONTENTS
7

                                                                             PAGE
                                                                             ----
Preliminary Statement1

ARTICLE 1        CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2        SALE AND PURCHASE OF SHARES AND CERTAIN
                 REPRESENTATIONS AND WARRANTIES REGARDING THE
                 PROPERTIES AND LIABILITIES OF THE COMPANY  . . . . . . . .   4
   2.1           Shares to be Acquired  . . . . . . . . . . . . . . . . . .   5
   2.2           Obligations of the Company   . . . . . . . . . . . . . . .   5
   2.3           Sellers' Obligations   . . . . . . . . . . . . . . . . . .   5
   2.4           Payment  . . . . . . . . . . . . . . . . . . . . . . . . .   5
   2.4.1         Escrow . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   2.4.2         At Closing . . . . . . . . . . . . . . . . . . . . . . . .   5
   2.4.3         Adjustments  . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 3        CERTAIN SPECIFIC MATTERS RELATING TO EMPLOYMENT
                 AGREEMENTS WITH SELLERS AND EMPLOYEES
                 AND BANK DEBT  . . . . . . . . . . . . . . . . . . . . . .   6

   3.1           Employment Agreement with Irving N. Dwyer
                   and David P. DaVia   . . . . . . . . . . . . . . . . . .   6

   3.2           Employees    . . . . . . . . . . . . . . . . . . . . . .    6
   3.3           Bank Debt    . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . .    7
   4.1           Representations Regarding the Company    . . . . . . . .    7
   4.2           Compliance with Law  . . . . . . . . . . . . . . . . . .    8
   4.3           Authority and Compliance   . . . . . . . . . . . . . . .    8
   4.4           Machinery, Equipment and Other Property  . . . . . . . .    9
   4.5           Contracts  . . . . . . . . . . . . . . . . . . . . . . .   11
   4.6           Facility   . . . . . . . . . . . . . . . . . . . . . . .   12
   4.7           Legal Proceedings, Etc.  . . . . . . . . . . . . . . . .   12
   4.8           Substantial Customers  . . . . . . . . . . . . . . . . .   13
   4.9           Substantial Suppliers  . . . . . . . . . . . . . . . . .   13
   4.10          No Finder  . . . . . . . . . . . . . . . . . . . . . . .   13
   4.11          Absence of Certain Events  . . . . . . . . . . . . . . .   14
   4.12          Completeness of Schedules  . . . . . . . . . . . . . . .   15
   4.13          Delivery of Documents  . . . . . . . . . . . . . . . . .   14
   4.14          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .   15
   4.15          Officers and Directors   . . . . . . . . . . . . . . . .   15
   4.16          Bank Accounts  . . . . . . . . . . . . . . . . . . . . .   15
   4.17          Business Operations  . . . . . . . . . . . . . . . . . .   15
   4.18          Contracts and Agreement with Sellers   . . . . . . . . .   16
   4.19          Financial Statements   . . . . . . . . . . . . . . . . .   16
   4.20          Trusts   . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 5        REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . .   17
   5.1           Organization and Good Standing   . . . . . . . . . . . .   17
   5.2           Compliance with Law  . . . . . . . . . . . . . . . . . .   17
   5.3           Authority and Compliance   . . . . . . . . . . . . . . .   17
   5.4           No Finder  . . . . . . . . . . . . . . . . . . . . . . .   18
   5.5           Legal Proceedings, Etc.  . . . . . . . . . . . . . . . .   18
   5.6           Capitalization   . . . . . . . . . . . . . . . . . . . .   18
   5.7           SpecTran Liable  . . . . . . . . . . . . . . . . . . . .   18

ARTICLE 6        CLOSING PROCEDURES   . . . . . . . . . . . . . . . . . .   19
   6.1           Closing Date   . . . . . . . . . . . . . . . . . . . . .   19

   6.2           Closing Deliveries of Sellers  . . . . . . . . . . . . .   19
   6.3           Closing Deliveries of Buyer  . . . . . . . . . . . . . .   20

ARTICLE 7        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER  . . .   21
   7.1           Representations, Warranties and Covenants  . . . . . . .   22
   7.2           Authorizing Resolutions  . . . . . . . . . . . . . . . .   22
   7.3           Compliance with Laws   . . . . . . . . . . . . . . . . .   22
   7.4           Legal Matters  . . . . . . . . . . . . . . . . . . . . .   22
   7.5           Opinion of Counsel   . . . . . . . . . . . . . . . . . .   22
   7.6           Related Agreements   . . . . . . . . . . . . . . . . . .   22
   7.7           Payment of Purchase Price  . . . . . . . . . . . . . . .   22
   7.8           Closing Certificates   . . . . . . . . . . . . . . . . .   22
   7.9           Consents and Approvals   . . . . . . . . . . . . . . . .   22
   7.10          Release of Bank Guarantees   . . . . . . . . . . . . . .   23
   7.11          Employment Agreements  . . . . . . . . . . . . . . . . .   23

ARTICLE 8        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER   . . .   23
   8.1           Representations, Warranties and Covenants  . . . . . . .   23
   8.2           Instruments of Conveyance  . . . . . . . . . . . . . . .   23
   8.3           Compliance with Laws   . . . . . . . . . . . . . . . . .   23
   8.4           Legal Matters  . . . . . . . . . . . . . . . . . . . . .   23
   8.5           Opinion of Counsel   . . . . . . . . . . . . . . . . . .   23
   8.6           Related Agreements   . . . . . . . . . . . . . . . . . .   23
   8.7           Closing Certificates   . . . . . . . . . . . . . . . . .   23
   8.8           Consents and Approvals   . . . . . . . . . . . . . . . .   24
   8.9           Intentionally Omitted  . . . . . . . . . . . . . . . . .   24
   8.10          Absence of Certain Changes   . . . . . . . . . . . . . .   24
   8.11          Agreements With Irving N. Dwyer, David P. DaVia
                 and Other Employees  . . . . . . . . . . . . . . . . . .   24
   8.12          Board Approval   . . . . . . . . . . . . . . . . . . . .   24
   8.13          Bank Accounts  . . . . . . . . . . . . . . . . . . . . .   25
   8.14          Environmental Insurance  . . . . . . . . . . . . . . . .   25
   8.15          Product Liability Insurance  . . . . . . . . . . . . . .   26

ARTICLE 9        ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . .   26
   9.1           Definitions  . . . . . . . . . . . . . . . . . . . . . .   26

   9.2           Environmental Representations  . . . . . . . . . . . . .   28
   9.3           Application of Article 12  . . . . . . . . . . . . . . .   29

ARTICLE 10       CERTAIN COVENANTS OF SELLER PENDING AND AFTER
                 THE CLOSING DATE   . . . . . . . . . . . . . . . . . . .   29
   10.1          Business in the Ordinary Course  . . . . . . . . . . . .   29
   10.2          Maintenance of Physical Assets   . . . . . . . . . . . .   30
   10.3          Maintenance of Rights  . . . . . . . . . . . . . . . . .   30
   10.4          Compliance With Laws   . . . . . . . . . . . . . . . . .   30
   10.5          Litigation and Adverse Developments  . . . . . . . . . .   30
   10.6          Report   . . . . . . . . . . . . . . . . . . . . . . . .   30
   10.7          Update Schedules   . . . . . . . . . . . . . . . . . . .   30
   10.8          Non-Competition  . . . . . . . . . . . . . . . . . . . .   30
   10.9          Third Party Consents   . . . . . . . . . . . . . . . . .   30
   10.10         Exclusive Dealing  . . . . . . . . . . . . . . . . . . .   31
   10.11         Access Pending Closing   . . . . . . . . . . . . . . . .   31
   10.12         Cash   . . . . . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE 11       COVENANTS OF THE PARTIES   . . . . . . . . . . . . . . .   31
   11.1          Consummation of Transactions   . . . . . . . . . . . . .   31
   11.2          Cooperation  . . . . . . . . . . . . . . . . . . . . . .   31
   11.3          Confidentiality  . . . . . . . . . . . . . . . . . . . .   32

ARTICLE 12       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . .   33
   12.1          Indemnification of Buyer   . . . . . . . . . . . . . . .   33
   12.2          Extent of Seller's Liability for
                   Indemnification  . . . . . . . . . . . . . . . . . . .   33
   12.3          Indemnification of Sellers   . . . . . . . . . . . . . .   34
   12.4          Indemnification Procedures Involving
                   Only Sellers and Buyer   . . . . . . . . . . . . . . .   35
   12.5          Certain Procedures Regarding
                   Indemnification of Third Party Claims, Etc.  . . . . .   35

ARTICLE 13       TERMINATION  . . . . . . . . . . . . . . . . . . . . . .   36
   13.1          Methods of Termination   . . . . . . . . . . . . . . . .   36
   13.2          Effect of Termination  . . . . . . . . . . . . . . . . .   37

ARTICLE 14       MISCELLANEOUS MATTERS  . . . . . . . . . . . . . . . .    38
   14.1          Survival of Representations and Warranties   . . . . .    38
   14.2          Further Assurances; Access to Records  . . . . . . . .    38
   14.3          Mail   . . . . . . . . . . . . . . . . . . . . . . . .    39
   14.4          Changes, Waivers   . . . . . . . . . . . . . . . . . .    39
   14.5          Expenses, Etc.   . . . . . . . . . . . . . . . . . . .    39
   14.6          Counterparts   . . . . . . . . . . . . . . . . . . . .    39
   14.7          Contents of Agreement; Parties in Interest;
                  Assignment, Etc.  . . . . . . . . . . . . . . . . . .    40
   14.8          Conflict with Related Agreements   . . . . . . . . . .    40
   14.9          Dispute Resolution   . . . . . . . . . . . . . . . . .    40
   14.10         Receipt of Monies or Other Assets  . . . . . . . . . .    41
   14.11         Section Headings and Gender  . . . . . . . . . . . . .    41
   14.12         Schedules  . . . . . . . . . . . . . . . . . . . . . .    41
   14.13         Notices  . . . . . . . . . . . . . . . . . . . . . . .    41
   14.14         Governing Law  . . . . . . . . . . . . . . . . . . . .    43

SCHEDULES

EXHIBITS

                            STOCK PURCHASE AGREEMENT


       THIS AGREEMENT, dated as of this 31st day of March, 1995, is among IRVING N. DWYER, DAVID P. DAVIA, THE DAVIA CHARITABLE REMAINDER TRUST, and THE IRVING N. DWYER AND ANNETTE M. DWYER CHARITABLE REMAINDER TRUST, (collectively, "Sellers") and APD ACQUISITION CORP., a Delaware corporation ("Buyer").

                             Preliminary Statement


       WHEREAS, Sellers own all of the issued and outstanding capital stock of APPLIED PHOTONIC DEVICES, INC., a Connecticut corporation (the "Company"), consisting of 5,000 authorized shares of common stock, of which 100 shares are outstanding, par value $.10 per share (the "Shares");

       WHEREAS, the Company is engaged in the business of developing, manufacturing and selling fiber optic cable and cable components, products used for engineering cable systems integration; specialty designed cable for advanced OEM applications; value added cable assemblies in jumper or pigtail form; and complete ready-to-install multifiber trunk cables with completed terminations; plus engineering and planning services for cable selection, splicing, racking, assistance in termination installation, supervision, training and documenting facility installations (the "Business");

       WHEREAS, Sellers wish to sell and Buyer wishes to buy the Shares; and

       WHEREAS, Sellers and Buyer desire to provide for an orderly transition from Sellers to Buyer, and for other arrangements ancillary to the purchase and sale of the Shares.

       NOW, THEREFORE, in consideration of the premises and mutual and dependent promises set forth herein, the parties hereto agree as follows:


ARTICLE 1         CERTAIN DEFINITIONS.

       The following defined terms shall have the following meanings:

       1.1 "Affiliate" means, with respect to the Company or Buyer, another corporation, partnership, joint venture, other entity of any type or individual that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company or Buyer, respectively.

       1.2 "Agreement" means this Agreement, as the same may be extended, modified, supplemented or terminated from time to time.

       1.3 "Balance Sheet" has the meaning set forth in Section 4.19 hereof.

       1.4        "Bank" means First National Bank of Connecticut (Hartford).

       1.5 "Business" has the meaning set forth in the Preliminary Statement to this Agreement.

       1.6 "Business Property" means all outstanding stock of the Company.

       1.7 "Closing" or "Closing Date" means the date on which the transactions contemplated by this Agreement shall be consummated.

       1.8 "Company" has the meaning set forth in the Preliminary Statement to this Agreement.

       1.9 "Copyrights" means all copyrights, domestic or foreign, whether registered or unregistered, owned or controlled by Seller relating to the Business, and all materials and matter (and, if in writing, shall include any machine-readable forms) to which such copyrights relate.

       1.10       "Employee Benefit Plan" shall have the meaning set forth in
                  Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

       1.11 "Facility" means the 45,000 square feet facility leased by the Company at 50 Tiffany Street, Brooklyn, Connecticut.

       1.12 "Governmental Rights" means all governmental permits, easements, rights and other authorizations related to the Business owned or controlled by the Company.

       1.13 "Indemnitee" means a party asserting a claim for indemnification under Article 12 hereof.

       1.14 "Indemnitor" means the party from whom indemnification is sought under Article 12 hereof.

       1.15 "Lease" means the lease between the Company and Mark C. Yellin for the Facility dated December 20, 1990.

       1.16 "Notice Date" has the meaning set forth in Section 12.3(a) hereof.

       1.17 "Patents" means all United States and foreign patents and patent applications (and any patents issuing therefrom), together with any extensions, reissues, renewals, divisions, continuations or continuations in part thereof and any foreign equivalents of any of the foregoing.

       1.18 "Products" means fiber optic cable and cable components, products used for engineering cable systems integration; specialty designed cable for advanced OEM applications; value added cable assemblies in jumper or pigtail form; and complete read-to-install multifiber trunk cables with completed terminations; plus engineering and planning services for cable selection, splicing, racking, assistance in termination installation, supervision, training and documenting facility installations.

       1.19 "Purchase Price" means the aggregate amount to be paid by Buyer to Sellers for the Shares, as set forth in Section 2.4 hereof.

       1.20 "Purchase Shares" has the meaning set forth in Section 2.4.2 hereof.

       1.21       "Related Agreements" means

                  (a) the Stock Powers to be executed on and as of the Closing Date by Sellers provided for in Section 8.2;

                  (b) the Non-Competition Agreements to be executed on and as of the Closing Date by Sellers provided for in
                         Section 10.8 of the Agreement;

                  (c) the Employment Agreements to be executed on and as of the Closing Date by Sellers provided for in Section
                         3.1 of the Agreement;

                  (d) the Escrow Agreement to be executed on and as of the date hereof by Buyer, Sellers, SpecTran and Hackmyer & Nordlicht, as escrow agent, provided for in Section 2.4.1, below ; and

                  (e) all instruments, and any other agreements and documents to be executed and delivered at Closing by Sellers, Buyer or their Affiliates and which are referred to in this Agreement.

       1.22 "SpecTran" means SpecTran Corporation, a Delaware corporation, which is the owner of all of the issued and outstanding capital stock of Buyer.

       1.23 "Trade Secrets" means any and all information developed by or for and/or owned or controlled by the Company at the Closing, including but not limited to any formula; data processing, engineering or manufacturing techniques or methods; research or development information; patterns; devices; compilations; programs; methods; ideas; inventions; discoveries; know-how; show-how; improvements; procedures; results; designs; processes; parts of processes; products components or composition; product quality protocols and specifications; production manuals; files, records, plans, notebooks, production and quality control data, books and publications, business information; computer programs and data (including preclinical and clinical data).

       1.24 "Trademarks" includes all U.S. and foreign trademarks, tradenames, or service marks, whether registered, under application or in common law, or with respect to which an Intent to Use filing has been made as of the Closing Date (collectively, the "Trademarks").


ARTICLE 2 SALE AND PURCHASE OF SHARES AND CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING THE PROPERTIES AND LIABILITIES OF THE COMPANY.

       Subject to the terms and conditions and on the basis of and in reliance on the representations, warranties, obligations and agreements set forth in this Agreement, the parties agree as follows:

       2.1 Shares to be Acquired. At the Closing, Sellers shall sell, assign, transfer and convey and Buyer shall purchase and accept the Shares, free and clear of any liens, claims or encumbrances of any kind.

       2.2 Obligations of the Company. Sellers represent that the liabilities of the Company as of the Closing Date shall be as follows (the "Company's Liabilities"):

                  (a) All liabilities of the Company stated on the Balance Sheet; and

                  (b) To the extent not covered by Section 2.2(a), all of the Company's obligations of future performance due after the Closing Date under the contracts, open purchase orders, leases, licenses, and other agreements included under Section 4.5 below as the same may exist at Closing, provided that all required consents to the assignment of any such agreement have been obtained by Sellers.

       2.3 Sellers' Obligations. Sellers represent and warrant that the Company, as of the Closing Date, shall have no liabilities, accrued, contingent or otherwise, except as set forth in
                  Section 2.2, above.

       2.4 Payment. The Purchase Price shall be THREE MILLION NINE HUNDRED THOUSAND DOLLARS ($3,900,000.00) (subject to adjustment as set forth in Section 2.4.3, below). ONE HUNDRED THOUSAND DOLLARS ($100,000.00) previously paid to Irving N. Dwyer and David P. DaVia by SpecTran pursuant to the letter from SpecTran to Irving N. Dwyer and David P. DaVia dated October 3, 1994 as amended January 25, 1995 is to be credited to the Purchase Price. The Purchase Price shall be payable by Buyer and adjusted as described below.

                  2.4.1 Escrow. Upon the execution of this Agreement, the amount of ONE MILLION FIVE HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($1,575,000), representing one half of the of the cash portion of the Purchase Price to be paid at Closing (the "Escrow Fund"), shall be deposited into escrow with Hackmyer & Nordlicht as escrow agent (the "Escrow Agent") pursuant to an Escrow Agreement in the form attached hereto as
                         Exhibit 2.4.1.

                  2.4.2 At Closing. At Closing, the balance of the Purchase Price shall be paid as follows: (i) Buyer shall deliver to Sellers the aggregate amount of ONE MILLION FIVE HUNDRED SEVENTY FIVE THOUSAND DOLLARS

                         ($1,575,000) in cash by certified check or wire transfer to an account or accounts designated in writing by Sellers, (ii) the parties shall deliver joint written directions to the Escrow Agent instructing the Escrow Agent to release the Escrow Fund to the Sellers as they shall direct pursuant to the Escrow Agreement and (iii) Buyer shall cause SpecTran to deliver to Sellers the aggregate amount of SIX HUNDRED FIFTY THOUSAND DOLLARS ($650,000.00) by the issuance from SpecTran of 144,444 shares of its common stock, par value $.01 per share, valued at $4.50 per share, the closing price of such shares on October 3, 1994 as quoted in the Wall Street Journal, to be divided between Sellers as set forth on Schedule
                         2.4.2 hereto (the "Purchase Shares").

                  2.4.3 Adjustments. There shall be a dollar for dollar adjustment in the Purchase Price to the extent that the net book value of the Company as of the Closing is less than the net book value set forth in the Balance Sheet dated June 30, 1994, payable by Sellers promptly upon request by Buyer.


ARTICLE 3 CERTAIN SPECIFIC MATTERS RELATING TO EMPLOYMENT AGREEMENTS WITH SELLERS AND EMPLOYEES AND BANK DEBT.

       3.1        Employment Agreements With Irving N. Dwyer and David P.
                  DaVia. At Closing, Buyer will cause the Company to enter into three-year employment agreements with each of Irving N. Dwyer and David P. DaVia providing for a starting salary of EIGHTY-FIVE THOUSAND DOLLARS ($85,000.00) per annum with annual 6% increases substantially in the forms attached as Exhibits 3.1(a) and Exhibits 3.1(b) hereto. The employment agreements shall also provide for use of an automobile and life insurance coverage consistent with the coverage granted to executives of SpecTran.

       3.2 Employees. Buyer will exercise good faith efforts to retain at their present salary level all of the Company's employees desiring to remain employed by the Company after the Closing. Buyer's ability to enter into employment agreements with each of the Sellers and to obtain commitments from employees of the Company of sufficient quantity and quality reasonably necessary for Buyer to properly operate the Business are conditions to Buyer's obligation to close, as set forth in
                  Section 8.11 hereof. Buyer hereby undertakes to extend to all of the Company's employees staying with the Company after the Closing all benefits offered to employees of SpecTran generally and to give such employees full credit for prior service to the Company for the purpose of determining the employee's seniority. Sellers and Buyer will work together and coordinate activities in this area.

       3.3 Bank Debt. Buyer acknowledges and agrees that the Company has outstanding indebtedness to the Bank in the amount of approximately SIX HUNDRED EIGHTEEN THOUSAND TWO HUNDRED FIFTY DOLLARS ($618,250.00), which will be paid by Buyer or one of its Affiliates at the Closing. Buyer further acknowledges that Sellers require as a condition of Closing that the personal guarantees of Irving N. Dwyer and David P. DaVia of the Company's indebtedness to the Bank be surrendered and canceled by the Bank. It is understood by the parties that the consent of the Bank to this Agreement and the transactions contemplated hereby shall be a condition to each party's obligation to proceed with the Closing.


ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SELLERS

       As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby represent and warrant to Buyer that as of the date of this Agreement:

       4.1        Representations Regarding the Company.

                  (a) Subsidiaries. The Company has no subsidiaries and does not own stock in or directly or indirectly control any corporation, association or business entity. The Company is not a party to any joint venture or partnership agreement.

                  (b) Capitalization. The aggregate number of shares which the Company is authorized to issue is 5,000 shares of common stock, par value $10.00 per share, of which 100 shares are issued, presently outstanding and owned by Sellers in the amounts set forth on Schedule 4.1(b) hereto. The Company has no authorized capital stock except for the common stock and there are no shares of capital stock reserved for issue. All of the Shares have been validly issued and are fully paid and non-assessable. The Company has no outstanding subscriptions, contracts, options, warrants, or other obligations (including conversion or preemptive rights) to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire any of its capital stock. The sale of the Shares to Buyer will not give rise to any rights of first refusal of any person or entity. No person or entity other than Sellers owns or has any interest in the capital stock of the Company. Sellers own the Shares free and clear of any encumbrances, pledges, security interests, liens, charges, claims, equities and options of whatever nature and has the full right and authority to transfer the Shares to Buyer at time of closing. The Shares are not subject to any agreement, commitments or restrictions with respect to their transferability. Upon transfer of the Shares to Buyer, Buyer shall receive title to the Shares free and clear of all encumbrances, pledges, security interests, liens, charges, claims, equities and options of whatever nature.

                  (c) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is duly and validly authorized to do business in all other jurisdictions in which its failure to be so qualified would have a material adverse effect on the Company.

                  (d) Charter, By-Laws, Minutes. True, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect, and the Company's minute book, have been provided by Sellers to Buyer.

       4.2 Compliance with Law. There are no authorizations, including those of any governmental authority, court or regulatory body, that are required to be obtained by Sellers or the Company in order to permit Sellers to execute and deliver and consummate and perform the transactions contemplated by this Agreement and the Related Agreements to which either or both Sellers is a party.

       4.3        Authority and Compliance.

                  (a) At the Closing Date, the Company will have all requisite corporate power and authority to own or lease the assets of the Company.

                  (b) Each Seller has the unencumbered right to execute and deliver this Agreement and the Related Agreements to which each is a party and to perform the transactions contemplated hereby and thereby. This Agreement constitutes (and, upon execution and delivery at the Closing, each of the Related Agreements to be executed by Sellers will constitute) a legal, valid and binding obligation of each Seller enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) The execution and the delivery of this Agreement and the Related Agreements to which each of them is a party and the consummation and performance by Sellers of the transactions contemplated hereby and thereby will not: (i) violate the Certificate of Incorporation or By-Laws of the Company; (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any instrument, agreement, mortgage, judgment, order, award, or decree to which Seller, the Company or any of their Affiliates is a party or by which Seller, the Company or any of their Affiliates is bound and which would have a material adverse effect upon the Company, the Business or the assets of the Company, the Business or the Business Property or
                         (iii) give any third party the right under any instrument, agreement, mortgage, judgment, order, award or decree to terminate, modify or otherwise change the rights or obligations of either Seller or the Company under such instrument, agreement, mortgage, judgment, order, award or decree, the effect of which termination, modification or change would be materially adverse to the Company, the Business or the assets of the Company.

                  (d) Sellers and the Company have not violated any applicable statute, order, rule or regulation, which violation would prevent the consummation of the transactions contemplated herein.

       4.4        Machinery, Equipment and other Property.

                  (a) Schedule 4.4(a) sets forth a list of the machinery and equipment owned by the Company. The Company owns such machinery and equipment free and clear of all liens, claims and encumbrances of any kind whatsoever and no other person or entity has any rights to any of such machinery and equipment except as set forth on Schedule 4.4(a).

           (b) The manufacturing equipment of the Company is in good condition, normal wear and tear excepted.

           (c) Schedule 4.4(c) sets forth a list of leases of tangible personal property to which the Company is a party. Sellers and the Company have not received any notice of cancellation or termination under any option or right reserved to the lessor under any such lease or any notice of default under any such lease, and no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company under any such lease, the effect of which default would be materially adverse to the Business.

           (d) The Product inventory of the Company will, at the Closing Date, meet applicable specifications published therefor by Seller.

           (e)    The Company does not own or use any Patents.

           (f) The Company does not own or use any Trademarks other than "Opti-Pak".

           (g) Schedule 4.4(g) lists all registered Copyrights owned or used by the Company.

           (h) Sellers and the Company have not received any written claim that the Company has infringed the patent or proprietary rights of any other person. The Company is not subject to any outstanding order, judgment or decree of any court of administrative agency, and have not entered into any stipulation or agreement, restricting their use of the Patents, Trademarks, Trade Secrets or Copyrights.

           (i) The Company has not licensed to any party the right to use any of the Patents, Trademarks, Trade Secrets or Copyrights.

           (j) Schedule 4.4(j) lists all of the Company's inventory and supplies, including raw materials, work in process and finished goods.

           (k)    Schedule 4.4(k) lists the Company's accounts receivable.

     4.5   Contracts.

           (a) Schedule 4.5 lists all of the Company's contracts, including, without limitation:

                  (i) any contract for the purchase, sale or lease of real property;

                  (ii) any contract for the lease or sublease of tangible personal property, under which the Company's undischarged obligations exceed $1,000.00;

                  (iii) any contract for the purchase or sale of raw materials, commodities, merchandise, supplies, other materials or tangible personal property or for the furnishing or receipt of services which calls for performance over a period of more than thirty (30) days and involves more than the sum of $1,000.00;

                  (iv) any material distributor, dealer, manufacturer's representative, sales, agency or advertising contract;

                  (v) any customer contract which involves more than the sum of $1,000.00;

                  (vi) all contracts relating to the Patents, Trademarks, Copyrights, Trade Secrets or other intellectual property to which the Company is a party described in
                          Section 4.4, above; and

                  (vii) any other contract, whether or not made in the ordinary course of business, which affects the Company.

           (b) All contracts set forth in Schedule 4.5 are in full force and effect, and are legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms, except where (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company is not now in default in the performance of any material term of any such contract, and no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company under any such contract.

           (c) The distributors and representatives that are parties to the contracts listed on Schedule 4.5 constitute all distributors and representatives being used by the Company. Within the last twelve (12) months, the Company has not made any claims against or initiated any disputes with any such distributor or representative and has not received notice of any claim or dispute with Seller or the Company from any such distributor or representative.

           (d) The sale of the Purchase Shares to Buyer will not constitute an assignment under any contract listed on Schedule 4.5 which would require the consent of the other party to the contract.

     4.6   Facility.

           (a) All of the Company's activities are conducted at the Facility. Except as set forth on Schedule 4.6(a), the Company has never conducted any operations at any location other than the Facility.

           (b) The operations of the Business as currently conducted by the Company comply with the terms of the Lease, the Certificate of Occupancy of the Facility and applicable zoning regulations.

     4.7   Legal Proceedings, Etc.

           (a) There are no claims or actions pending or, to Sellers' best knowledge, threatened, against the Company or Sellers before any court, governmental authority, or arbitrator pertaining to the Company or involving the assets of the Company, except as set forth in Schedule 4.7(a). The Company and Sellers are not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency which would adversely affect the ability of Sellers to execute, deliver and carry out their respective obligations under this Agreement and the Related Agreements. There are no claims or actions pending, or, to Sellers' best knowledge, threatened against the Company or Sellers before any court, governmental authority, or arbitrator, which question or challenge the validity of this Agreement or any of the Related Agreements or any action taken, or to be taken, by the Sellers pursuant to this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against the Company or either Seller, would have an adverse effect upon the ability of the Sellers to carry out their obligations under this Agreement or any of the Related Agreements or would have a material adverse effect on the Company.

           (b) The Company has never been subject to any lawsuit with respect to tax, environmental or product liability matters or settled any claim related to any of such matters, except as set forth in Schedule 4.7(a).

     4.8 Substantial Customers. Listed on Schedule 4.8 are the Company's customers responsible for at least 75% of the Company's sales for the twelve-month periods ended December 31, 1994 and December 31, 1993, as well as the dollar amount for which each such customer was invoiced during such period. Regarding the customers set forth in
           Schedule 4.8 for the twelve-month period ended December 31, 1994, the Company and Sellers have not received any notice from any of such customers, that such customer will cease to purchase or materially decrease its purchases. Sellers authorize Buyer to discuss the Company's relationship with any such customer upon reasonable prior notice to Sellers in each instance, and Sellers may participate therein.

     4.9 Substantial Suppliers. Listed on Schedule 4.9 are the Company's ten largest suppliers for the twelve-month periods ending December 31, 1994 and December 31, 1993, as well as the dollar amount of goods and services purchased from each such supplier during such period. The Company and Sellers have not received any notice from any of such suppliers that such supplier will cease to sell goods or services to Buyer on terms and conditions similar to those imposed on prior sales to the Company, or have given any written complaint to the Company or Sellers. Sellers authorize Buyer to discuss the Company's relationship with any such supplier upon reasonable prior notice to Sellers in each instance, and Sellers may participate therein.

     4.10 No Finder. Neither Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

     4.11 Absence of Certain Events. Since June 30, 1994, the Company has not, other than in the ordinary course of business consistent with past practices:

           (a)    incurred or discharged any liabilities;

           (b) except as required in connection with the transactions contemplated by this Agreement, transferred any of its assets or properties;

           (c)    subjected any of the assets of the Company to any encumbrance;

           (d) made or suffered any amendment or termination of any contract (including real property leases), or waived any debts, claims or rights, including intellectual property rights;

           (e) suffered any damage, destruction or casualty loss, materially adversely affecting the Company;

           (f) suffered any adverse change in its relations with any of its customers or vendors;

           (g) suffered any material labor trouble involving any union or other group of employees or suffered the loss of any key employee;

           (h) increased the salaries, benefits or other compensation of, or made any advance or loan to, any of its officers or employees of the Company;

           (i) made any capital expenditure or capital addition or betterment (including any capitalized lease transaction) relating to the Business in excess of $1,000.00 (in the aggregate), except as set forth in Section 4.11(i);

           (j)    changed any of the accounting practices followed by it; or

           (k) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through
                  (j) above.

     4.12 Completeness of Schedules. The Schedules attached hereto completely and correctly present the information required by this Agreement to be set forth therein.

     4.13 Delivery of Documents. Sellers have delivered to Buyer true, correct and complete copies of all documents, including all amendments, supplements or modifications thereof or waivers currently in effect thereunder, described in any Schedule to any Section of this Agreement unless otherwise expressly provided in any such Schedule.

     4.14 Taxes. Except as set forth on Schedule 4.14, the Company has duly and properly filed all local, state and federal tax returns and reports required to be filed by it as of the date of this Agreement and has paid or have established adequate reserves for the payment of such taxes due or claimed to be due, whether or not disputed, and will pay, reflect or establish on its books for all periods subsequent to the date hereof through the Closing Date reserves that are adequate for the payment of all such taxes.

     4.15 Officers and Directors. The officers and directors of the Company are as follows:

           Officers
           President - Irving N. Dwyer
           Vice President - Annette M. Dwyer
           Secretary-Treasurer - David P. DaVia


           Directors
           Irving N. Dwyer
           Annette M. Dwyer
           David P. DaVia
           Joan S. DaVia

     4.16 Bank Accounts. Schedule 4.16 hereof sets forth a list of all bank accounts and safety deposit boxes of Company, together with a description of the authorized signatories for such accounts.

     4.17 Business Operations. Except as set forth on Schedule 4.17, the Company has all permits, licenses and other authorizations necessary for the operation of the Business as currently conducted. The Business has been, and will be from the date hereof until the Closing Date, conducted in material compliance with all applicable laws, rules and negotiations, and all applicable statements and reports required to be filed by law as to which the Business is subject have been and will be filed by the Company.

     4.18 Contracts and Agreements With Sellers. None of the Sellers is and at the Closing Date, none of them will be, with respect to the Company, a party to any (a) lease of real or personal property; (b) royalty, distribution, agency or license agreement; (c) contract or employment agreement with any officer, employee, professional personnel, or firm or independent contractor providing services to or receiving services or Products from, the Company; (d) agreement guaranteeing the payment or performance of the obligations of others (except for the personal guarantees of Irving N. Dwyer and David P. DaVia of the Company's debt to the Bank described in Section 3.3, above); (e) vendor contracts or agreements; (f) commitments, contracts or agreements requiring the services of or Products of the Company for which a prepayment or advance has been made; (g) commitments or agreements with any party for the sale of all or any part of the Shares or Business Property (except as set forth in this Agreement); or (h) any other contract, commitment or agreement extending by their terms beyond the Closing Date or involving or potentially involving the expenditure of amounts in excess of $1,000.00.

     4.19 Financial Statements. Unaudited financial statements of the Company as of June 30, 1994, including the balance sheets of the Company as of such date, have been previously provided to Buyer by Sellers (the "Balance Sheet"). The Balance Sheet have been prepared in accordance with generally accepted accounting principles, are true, complete and correct and fairly present the financial position of the Company as of such dates and the results of operations for the year and period then ended. As of June 30, 1994, the Company did not have any liabilities, absolute, contingent or otherwise, except as reflected in the Balance Sheet or on the Schedules hereto, and at the Closing Date there will be no other liabilities relating to the Business except those incurred since June 30, 1994 in the ordinary course of business. Except as set forth in Schedule 4.4(k), the accounts receivable reflected in the Balance Sheet net of reserves (except to the extent heretofore collected) and such accounts receivable arising since the date of the Balance Sheet are or will be fully collectible (subject to a normal level of reserves) and subject to no counterclaims or setoffs and will be duly collected in the ordinary course of business.

     4.20 Trusts. The Irving N. Dwyer and Annette M. Dwyer Charitable Remainder Trust and The DaVia Charitable Remainder Trust have each been duly and validly created, are in existence, and have full power and authority to execute and deliver this Agreement and the Related Agreements to which they are parties and to consummate the transactions contemplated hereunder and thereunder. The co-Trustees of The Irving N. Dwyer and Annette M. Dwyer Charitable Remainder Trust are Irving N. Dwyer and Annette M. Dwyer. The co-Trustees of The DaVia Charitable Remainder Trust are David P. DaVia and Joan S. DaVia. Such co-Trustees have full power and authority to execute and deliver this Agreement and the Related Agreements to which the foregoing trusts are parties on behalf of the trusts.


ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF BUYER.

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers that as of the date of this Agreement:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business and is in good standing in each of the jurisdictions in which it conducts business where the failure to be so qualified would have a material adverse effect on Buyer's business or assets.

     5.2 Compliance with Law. There are no licenses, permits, approvals, registrations, qualifications, certificates or other authorizations including those of any governmental authority, court or regulatory body, that are required to be obtained by Buyer in order to permit Buyer to execute and deliver and consummate and perform the transactions contemplated by this Agreement and the Related Agreements to which Buyer is a party.

     5.3   Authority and Compliance.

           (a) Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Related Agreements by Buyer has been duly authorized and approved by all requisite corporate action on the part of the Buyer. This Agreement constitutes (and, upon execution and delivery at or prior to the Closing, each of the Related Agreements to be executed by Buyer will constitute) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (b) The execution and the delivery of this Agreement and the Related Agreements and the consummation and performance by Buyer of the transactions contemplated thereby will not: (i) violate the Certificate of Incorporation or By-Laws of Buyer;
                  (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any instrument, agreement, mortgage, judgment, order, award, or decree to which Buyer is a party or by which Buyer is bound.

           (c) Buyer has not violated any applicable statute, order, rule or regulation, which violation would prevent the consummation of the transactions contemplated herein.

     5.4 No Finder. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

     5.5 Legal Proceedings, Etc. Buyer is not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency which would adversely affect the ability of the Buyer to execute, deliver and carry out its obligations under this Agreement and the Related Agreements. There are no claims or actions pending, or to Buyer's best knowledge, threatened against Buyer before any court, governmental authority, or arbitrator, which question or challenge the validity of this Agreement or any of the Related Agreements or any action taken, or to be taken, by Buyer pursuant to this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against Buyer, would have an adverse effect upon the ability of Buyer to carry out its obligations under this Agreement or any Related Agreement.

     5.6 Capitalization. At the time of Closing, Buyer will be adequately capitalized to enable it to pay the Purchase Price and otherwise consummate the transactions and perform the obligations contemplated hereby.

     5.7 SpecTran Liable. SpecTran hereby agrees to deliver a corporate guarantee of the obligations of Buyer hereunder as set forth in
           Exhibit 5.7 hereto.


ARTICLE 6  CLOSING PROCEDURES.

     Subject to the fulfillment of the conditions precedent specified the following will occur:

     6.1 Closing Date. The Closing Date shall take place at the offices of SpecTran Corporation, Sturbridge, Massachusetts, not later than three (3) business days after all conditions to Closing in Sections 7 and 8 of this Agreement shall have been satisfied or waived, but in no event later than May 31, 1995 (provided that no party to this Agreement is required to close unless all of the conditions to their obligation to close set forth herein have been met on or before such date).

     6.2 Closing Deliveries of Sellers. On the Closing Date, Sellers shall deliver to Buyer the following:

           (a) Stock certificates evidencing the Shares and such stock powers and other instruments as are necessary or reasonably desirable to vest in Buyer all right, title and interest in and to the Shares;

           (b) All of the documents, Related Agreements, instruments and opinions required to be delivered by Sellers to Buyer under
                  Section 8 of this Agreement;

           (c) A certificate of Sellers stating that representations and warranties of Sellers as set forth in this Agreement, as updated by the revised Schedules dated the Closing Date pursuant to Section 6.2(g) below, are true and correct in all material respects as of the Closing Date;

           (d) A certificate by Sellers stating that, to their best knowledge and belief, Sellers have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date;

           (e) A certificate of Sellers stating that all authorizations, consents, approvals and waivers or other action set forth in
                  Schedule 7.9 hereof required to be obtained by Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of all agreements and transactions contemplated by this Agreement have been obtained;

           (f) A list certified by an officer of the Company setting forth the names of all of the officers and directors of the Company, together with the resignations of all of such officers and directors as of the Closing Date;

           (g) Updates (to the extent any information therein has changed) of all Schedules attached to this Agreement provided by Seller, each to be dated the Closing Date;

           (h) The resignations of all incumbent officers and directors of the Company, effective as of the Closing Date; and

           (i) The minute books, stock ledgers and other similar corporate records of the Company.

      6.3 Closing Deliveries of Buyer. On the Closing Date, Buyer shall deliver to Seller the following:

           (a) All documents, Related Agreements, opinions and instruments required to be delivered by Buyer to Sellers under Section 7 of this Agreement;

           (b) A certificate of Buyer signed on its behalf by an officer that the warranties and representations of the Buyer set forth in this Agreement, as updated by the revised Schedules dated the Closing Date pursuant to Section 6.3(g) below, are true and correct as of the Closing Date;

           (c) A certificate by an officer of Buyer stating that, to his best knowledge and belief, Buyer has performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date;

           (d) As payment of a portion of the Purchase Price payable on the Closing Date, certified checks or wire transfers to an account or accounts designated in writing by Sellers in the aggregate amount of ONE MILLION FIVE HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($1,575,000.00);

           (e) Written instructions to the Escrow Agent, to be co-signed by Sellers, directing the Escrow Agent to release the Escrow Fund to an account or accounts designated in writing by Sellers;

           (f) As payment of a portion of the Purchase Price payable on the Closing Date Rule 144 unregistered stock not publicly tradable for two years, stock certificates representing 144,444 shares of common stock of SpecTran in two separate certificates representing 72,222 shares of common stock of SpecTran each; and Sellers shall execute at closing Investor Representation Letters in form attached hereto as Exhibit 6.3(f).

           (g) Updates (to the extent any information therein has changed) of all Schedules attached to this Agreement provided by Buyer, each to be dated the Closing Date.


ARTICLE 7  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.

     The obligations of Sellers under this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless such condition is waived in writing by Sellers:

     7.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in Article 5 hereof shall be true, complete and accurate (i) on the date hereof, and (ii) at and as of the Closing Date. Buyer shall have performed and complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

     7.2 Authorizing Resolutions. Buyer shall have taken all corporate action necessary to effect the transactions called for by this Agreement. Buyer shall have delivered to Seller copies of resolutions duly adopted by its boardof directors and, if applicable, by its stockholder, authorizing the transactions contemplated hereby, certified by the Secretary of Buyer, as being true, complete and in effect as of the Closing Date.

     7.3 Compliance with Laws. The parties shall have complied with all laws applicable to the transactions contemplated hereunder, including without limitation the making of all filings required by the Environmental Transfer Act of the State of Connecticut and all other applicable federal and state environmental laws.

     7.4 Legal Matters. No suit, action, or other proceeding, or injunction or final judgment relating thereto which seeks to restrain, prohibit, question the validity or legality of, or otherwise challenge any of the transactions contemplated by this Agreement shall be reasonably perceived to be threatened or shall be pending before any court or governmental agency by any non-affiliated third party.

     7.5 Opinion of Counsel. Sellers shall have received the opinion of Hackmyer & Nordlicht, counsel for Buyer, dated the Closing Date, reasonably satisfactory in form and substance to Sellers.

     7.6 Related Agreements. Each of the Related Agreements to which Buyer is a party shall have been duly executed and delivered by Buyer.

     7.7 Payment of Purchase Price. Buyer shall have paid the balance of the Purchase Price as contemplated by Section 2.4 hereof.

     7.8 Closing Certificates. Buyer shall have delivered the certificates contemplated by Sections 6.3(b-d) hereof.

     7.9 Consents and Approvals. The parties shall have received all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties (including receipt of any permissions necessary to assign to Buyer all contract rights that are Business Property), such consents and approvals, and the party responsible therefor, are listed in Schedule 7.9.

     7.10 Release of Bank Guarantees. The personal guarantees of Irving N. Dwyer and David P. DaVia of the Company's indebtedness to the Bank shall be surrendered and canceled by the Bank.

     7.11 Employment Agreements. Irving N. Dwyer and David P. DaVia shall have entered into employment agreements with the Company as set forth in Section 3.1 hereof, subject to consummation of the Closing.


ARTICLE 8  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

     The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions unless waived in writing by the Buyer:

     8.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true, complete and accurate (i) on the date hereof and (ii) at and as of the Closing Date. Sellers shall have performed and complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

     8.2 Instruments of Conveyance. Sellers shall have delivered to Buyer stock certificates evidencing the Shares and such stock powers and other instruments as shall be appropriate to transfer the ownership of the Shares to Buyer in a form reasonably satisfactory to Buyer and Seller and as shall, in the reasonable judgment of Buyer, be necessary or appropriate to vest in Buyer title to the Shares free and clear of all pledges, security interest, claims, liens, charges and encumbrances of every kind.

     8.3 Compliance with Laws. The parties shall have complied with all laws applicable to the transactions contemplated hereunder, including without limitation the making of all filings required by the Environmental Transfer Act of the State of Connecticut and compliance with all other applicable federal and state environmental laws.

     8.4 Legal Matters. No suit, action, or other proceeding, or injunction or final judgment relating thereto which seeks to restrain, prohibit, question the validity or legality of, or otherwise challenge this Agreement or any of the transactions contemplated herein shall be reasonably perceived to be threatened or shall be pending before any court of governmental agency by any non- affiliated third party.

     8.5 Opinion of Counsel. Buyer shall have received the opinion of O'Brien, Shafner, Stuart, Kelly & Morris, P.C., counsel for Sellers, dated the Closing Date, reasonably satisfactory in form and substance to Buyer.

     8.6 Related Agreements. Each of the Related Agreements to which Sellers are a party shall have been duly executed and delivered by Sellers.

     8.7 Closing Certificates. Seller shall have delivered the certificates contemplated by Sections 6.2(c-f) hereof.

     8.8 Consents and Approvals. The parties shall have received all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties (including receipt of any permissions necessary to assign to Buyer all contract rights that are Business Property), such consents and approvals, and the party responsible therefor, are listed in Schedule 7.9.

     8.9   Intentionally Omitted.

     8.10  Absence of Certain Changes.  There shall not have occurred:

           (a) any material adverse change in the Company's business, financial condition, assets or operations since June 30, 1994 or

           (b) the legal inability of Sellers to convey, assign or transfer to Buyer the Shares and there shall have been delivered to the Buyer a certificate to that effect, dated the Closing Date and signed by Sellers.

     8.11 Agreements with Irving N. Dwyer, David P. DaVia and Other Employees. Buyer shall cause the Company have entered into employment agreements with Irving N. Dwyer and David P. DaVia as set forth in
           Section 3.1 hereof, subject to consummation of the Closing, and the Company shall have retained sufficient quantity and quality of the Company's employees reasonably necessary for Buyer to properly operate the Business on terms reasonably satisfactory to Buyer. Irving N. Dwyer and David P. DaVia Sellers shall have also executed and delivered to Buyer the Non-Competition Agreements provided for in Section 10.8, below. Until the Closing Date or until this transaction is terminated (whichever first occurs), Irving N. Dwyer and David P. DaVia shall, and shall cause the Company to, use reasonable efforts to keep available the services of its present officers, employees and agents associated with the Business and to maintain its relations and goodwill with its suppliers, customers, distributors and any other parties having material relationships with the Company.

    8.12 Board Approval. Buyer shall have received the approval of its Board of Directors to this Agreement, the Related Agreements to which Buyer is a party and transactions contemplated hereby and thereby.

    8.13 Bank Accounts. Sellers shall execute and deliver all documents and instruments required to effect the change of control over the Company's bank accounts to Buyer.

    8.14 Environmental Insurance. Sellers shall arrange for the Company, at the Company's expense, to pay for a Phase One environmental survey of the Facility. Buyer's obligation to close hereunder is expressly made conditional upon receipt of a written report on such Phase One environmental survey in a form acceptable to Buyer. It is agreed that the Phase One environmental survey shall be considered acceptable to Buyer if it is sufficient for Buyer to be able to obtain a three-year insurance policy from a reputable insurance company for the costs of any environmental remediation which may be required at the Facility (including any damage caused by the underground fuel tank attributable to the Company) which provides coverage of at least One Million Dollars ($1,000,000) and having an aggregate premium not to exceed Twenty Five Thousand Dollars ($25,000). Notwithstanding the foregoing, if Buyer can obtain such insurance but the premium thereon exceeds Twenty Five Thousand Dollars ($25,000), Sellers shall have the option, but are not required, within fifteen (15) days after being advised by Buyer that it is unable to obtain such insurance at such cost to either (i) pay the amount of the premium quoted to Buyer in excess of Twenty Five Thousand Dollars ($25,000) or (ii) find another reputable insurance company reasonably acceptable to Buyer which is willing to provide identical insurance to Buyer for an aggregate premium of Twenty Five Thousand Dollars ($25,000) or less. If Buyer cannot obtain such insurance without a Phase Two environmental survey being conducted, it shall have the option, in its sole discretion, to either (i) pay for the cost of such Phase Two environmental survey, in which case Sellers shall fully cooperate with Buyer and its representatives conducting such survey and the Closing Date shall automatically be delayed until ten days after the completion thereof and the issuance of a written report thereon, (ii) proceed with the Closing without obtaining such insurance or Phase Two environmental survey or (iii) terminate the transactions contemplated herein by
           written notice to Sellers.   In the event Buyer elects to conduct
           the Phase Two environmental survey, Buyer shall have the right, but not the obligation, to close the transaction contemplated hereunder after the completion of such survey, regardless of the findings of the survey or whether it is sufficient to enable Buyer to obtain environmental insurance as set forth herein.

    8.15 Product Liability Insurance. Sellers shall provide a copy of the Company's product liability insurance policy in effect as of the Closing Date and satisfactory evidence of the payment of all premiums due thereon through the Closing Date, which insurance provides coverage for the Company of at least $1,000,000.00 for personal injury and/or property damage resulting from the Company's products sold, distributed or manufactured prior to the Closing Date.


ARTICLE 9  ENVIRONMENTAL MATTERS.

    9.1    Definitions.

           (a) "Company's Facilities" shall mean the Facility and all other real property owned or occupied by the Company at any time prior to the Closing.

           (b) "Environmental Condition" shall mean the presence of Hazardous Materials at the Facility which requires removal, remediation, or corrective action pursuant to standards established under applicable Environmental Laws or orders or other directives from any local, state or federal government agency.

           (c) "Environmental Laws" shall mean any applicable laws relating to or imposing liability or standards of conduct concerning hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, radiation, wetlands, endangered species, environmental permitting and petroleum products, whether now in effect or becoming effective at any time after the date hereof, including but not limited to those dealing with public health and safety and the protection of the environment, such as the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the National Environmental Policy Act, 42 U.S.C. 4321 et seq., as amended; the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., as amended; the Resource Conservation and Recovery Act, as amended; all Connecticut state and county laws and ordinances relating to environmental, health and safety matters; and all rules and regulations promulgated pursuant to such federal, state and county laws and ordinances.

           (d) "Hazardous Material" means any pollutant, contaminant, hazardous, toxic or dangerous waste, substance or material, including, but not limited to, any chemical products, petroleum substances, PCBs, asbestos, urea formaldehyde, ammonia, nitrates, semi-volatile or purgeable organics, flammable explosives, radioactive materials, hazardous waste, metals or other materials or substances defined as or included in the definition of substances defined as "hazardous substances," "hazardous materials," "solid waste," "hazardous waste", "toxic substances" or analogous definitions under any Environmental Law.(1)

           (e) "Material Compliance" means compliance which is not reasonably likely to produce any adverse change in or effect on the operations, properties or condition (financial or otherwise), assets or liabilities of the Company and which would not result in civil or criminal liability to any individual.





 ________________________

 (1) For the purposes of this Agreement, "solid waste" shall have the meaning ascribed under the definition of hazardous waste under 42 U.S.C. 6903(5). Without limiting the generality of the foregoing, it is agreed that normal refuse disposed of by the Company in accordance with the rules and regulations of Brooklyn, Connecticut shall not be considered to be "solid waste".

    9.2 Environmental Representations and Warranties. Sellers represent and warrant that:

           (a) Sellers have provided to Buyer copies of all studies, reports, notices, orders, warnings and similar documents in the possession of or controlled by Sellers or the Company analyzing, describing or otherwise relating to Environmental Conditions or activities at the Company's Facilities;

           (b) To the best of Seller's knowledge, there has been no spill, discharge, burial, release, seepage or infiltration of any Hazardous Material at, on or from the Company's Facilities in amounts which exceed reportable thresholds under applicable Environmental Laws;

           (c) To the best of Seller's knowledge, there have not been any underground or aboveground storage tanks at the Company's Facilities during the times such facilities were owned or occupied by the Company, except the current underground storage tank located at the Company's current Facility;

           (d) To the best of Seller's knowledge, there is no condition at the Company's Facilities which could cause the imposition of a lien or assessment of penalties against the Company or any of the Company's assets or which could require remediation under any Environmental Law;

           (e) No approval of any federal, state or local government or regulatory authority relating to environmental matters is necessary in connection with the transactions contemplated hereby, except for the filing by Sellers, and delivery to Buyer of such filing, pursuant to the Connecticut Transfer Act, Conn. Gen. Stat. Sec. 22a-134 et seq., as amended;

           (f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not require that any filing or disclosure be made by either party under any Environmental Law, except for the filing by Sellers, and delivery to Buyer of such filing, pursuant to the Connecticut Transfer Act, Conn. Gen. Stat. Sec. 22a-134 et seq., as amended;

           (g) The Company has all federal, state and local permits, approvals and authorizations related to environmental matters required by applicable

                  Environmental Laws to operate the Facility in the manner conducted prior to the date hereof;

           (h) The handling and disposal of all Hazardous Materials used or produced by the Company has been conducted in Material Compliance with all applicable Environmental Laws; and

           (i) The Company has not received any notice that its activities fail to comply in any respect with any Environmental Law.

    9.3    Application of Article 12.  The indemnification provisions of
           Article 12 hereof shall be applicable in the event of any breach of Seller's representations and warranties under Section 9.2 above.


ARTICLE 10 CERTAIN COVENANTS OF SELLERS PENDING AND AFTER THE CLOSING DATE.

    10.1 Business in the Ordinary Course. Until the Closing Date or until this transaction is terminated (whichever first occurs), Sellers shall cause the Company to not engage in any extraordinary transactions, including but not limited to the declaration or payment of dividends, without Buyer's written consent, which shall not be unreasonably withheld or delayed, and Sellers shall not subject any of the Shares to any lien, charge, encumbrance, claim, pledge or security interest or allow the Company to subject any of the machinery, equipment or other assets of the Company to any lien, charge, encumbrance, claim or security interest. Sellers agree that prior to the Closing, they will cause the Company to not conduct any activities at the Facility other than the operation of the Business in the ordinary course in substantially the same manner as conducted by the Company on the date hereof.

    10.2 Maintenance of Physical Assets. Until the Closing Date or until this transaction is terminated (whichever first occurs), Sellers shall cause the Company to maintain and service the physical assets of the Business in the same manner as has been its consistent past practice.

    10.3 Maintenance of Rights. Until the Closing Date or until this transaction is terminated (whichever first occurs), Sellers shall cause the Company to maintain in full force and effect all Governmental Rights, Trade Secrets, Patents, Trademarks and Copyrights owned or controlled by the Company.

    10.4 Compliance With Laws. Until the Closing Date or until this transaction is terminated (whichever first occurs), Sellers shall cause the Company to comply with all laws, ordinances, rules, regulations and orders applicable to the conduct of the Business.

    10.5 Litigation and Adverse Developments. Until the Closing Date or until this transaction is terminated (whichever first occurs), Sellers shall promptly advise Buyer in writing of all lawsuits, claims, proceedings and investigations of which Sellers, to their best knowledge, are aware, that may be threatened, brought, asserted or commenced against the Company, Sellers or their respective officers and directors or any of their Affiliates (a) involving the consummation of the transactions called for by this Agreement or (b) which might have a material adverse impact on the Company, the Shares or the Business Property.

    10.6 Report. Until the Closing Date or until this transaction is terminated (whichever first occurs), Sellers shall provide Buyer with such financial information regarding the Company as Buyer may reasonably request.

    10.7 Update Schedules. Until the Closing Date or until this transaction is terminated (whichever first occurs), Sellers and Buyer shall promptly notify each other in writing of any breach or inaccuracy of any representation of either Sellers or Buyer in this Agreement, and will supplement or amend the Schedules delivered by it hereto with respect to any matter which hereafter becomes known to it.

    10.8 Non-Competition. At the Closing, each Seller shall deliver to Buyer a Non-Competition Agreement substantially in the forms attached hereto as Exhibits 10.8(a) and 10.8(b).

    10.9 Third Party Consents. To the extent the transactions contemplate hereby will constitute an assignment of the Company's rights under any agreement, contract, lease or other Business Property which requires the consent of any person not a party to this Agreement, Sellers will use their best efforts to obtain such consent.

       10.10 Exclusive Dealing. Sellers confirm and acknowledge that in exchange for the payment to Sellers by SpecTran of $100,000.00 on October 3, 1994, Sellers have agreed that until February 28, 1995, Sellers shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other individual or entity relating to the acquisition of the Shares or the assets of the Company, whether through direct purchase, merger, consolidation or other business combination. Such covenant is hereby extended through the Closing Date, or such time as the transaction contemplated herein shall be terminated. This amount shall be non-refundable except (a) if Sellers have engaged in fraud or material misrepresentation or (b) if Sellers violate any provision set forth in Sections 10.1, 10.10 and 14.5 hereof.

       10.11 Access Pending the Closing. Sellers agree to afford Buyer and its representatives (including, without limitation, legal counsel, accountants and internal business, tax and financial staff and advisors), between the date hereof and the Closing Date during reasonable hours with sufficient advance notice, reasonable, mutually agreeable access to selected employees, facilities, contracts, books, files and other records relating to the Company and will furnish Buyer all information concerning the Business as Buyer may reasonably require, all subject to the Confidentiality Agreement.

       10.12 Cash. Sellers will direct that all cash in the Company's accounts set forth on Schedule 4.16 remain in such accounts through the Closing, except for withdrawals for payment of the Company's obligations incurred and paid in the ordinary course of business.

ARTICLE 11        CERTAIN COVENANTS OF THE PARTIES.

       11.1 Consummation of Transactions. Each party shall use its best efforts to perform or comply with, and to cause others to perform or comply with, all of the terms and conditions set forth in this Agreement (including the fulfillment of the conditions precedent to the obligation to close of the other party hereto). Neither party will knowingly take any action that would result in a breach by such party of any of its representations and warranties under this Agreement.

       11.2 Cooperation. Buyer and Sellers shall cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file the notifications and other filings required by applicable law in connection with the transactions described in this Agreement, to seek to obtain all necessary consents and approvals from lenders, lessors and other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution, consummation and performance of this Agreement.

       11.3       Confidentiality.

                  (a) The terms and provisions of the Non-Disclosure Agreement, dated September 12, 1994, by and between the Company and SpecTran, a copy of which is annexed hereto as Exhibit 11.3, shall continue in full force and effect with respect to the transactions contemplated by this Agreement until the Closing of this transaction. If a Closing does not occur, such agreements will continue in full force and effect in accordance with their respective terms.

                  (b) Following the Closing, Sellers shall keep all financial, technical and other information concerning the Company known to them strictly confidential and shall not disclose any of such information to any third party, except in connection with (i) disclosure of information which is generally known by others engaged in activities similar to the Company or which has been publicly disseminated through no fault of Sellers, (ii) information necessary for the preparation of Sellers' tax returns and responses to any audits or inquiries of tax regulatory authorities and (iii) disclosure of information which is compelled by operation of law, provided that in each case, Sellers will deliver written notice to Buyer before making any such disclosure. Sellers shall ensure that such information is not used or disclosed by any other persons or entities except as permitted by this Agreement. Sellers acknowledge the competitive value and confidential nature of such information and the damage that would result to Buyer and the Company if such information is disclosed to a third party or used by Sellers in violation of this Agreement. Accordingly, Sellers agree that both injunctive relief and monetary relief, alone or in combination, are appropriate remedies for any breach of this Agreement by Sellers or their advisors. In the event any action is required to enforce the terms of this Section, the unsuccessful party in such action shall reimburse the prevailing party for all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party.

ARTICLE 12        INDEMNIFICATION.

       12.1 Indemnification of Buyer. From and after the Closing Date, Sellers shall to the extent in Section 12.2 stated herein, each jointly and severally defend, indemnify and hold harmless Buyer, its Affiliates, and their directors, officers, employees, stockholders and agents, from and against:

                  (a) any and all obligations of the Company which are not disclosed in this Agreement or the Balance Sheet; no further transfers of stock for two years paid;

                  (b) any and all damages, losses and liabilities resulting from or relating to the Company or the business property prior to the Closing Date, (including claims made after the Closing Date which relate to matters or events in existence or which arose prior to the Closing Date), including, without limitation, all liabilities arising from the manufacture, shipment or sale prior to the closing date of products, whether accrued, absolute, contingent or otherwise;

                  (c) excluding what is covered by Sections 12.1(a) and 12.1(b) above, any and all damages, losses and liabilities whatsoever resulting from any misrepresentation or nonfulfillment of any covenant or agreement on the part of Sellers hereunder, under any certificate or other instrument to be furnished under this Agreement, or under any of the Related Agreements; and

                  (d) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees incident to any of the foregoing).

       12.2       Extent of Sellers Liability for Indemnification.

                  (a) Sellers' liability under the indemnification specified in Section 12.1 hereof shall be limited to the value of the Purchase Shares. In addition, Sellers shall not be required to indemnify Buyer for any loss or liability for which Buyer in entirely made whole through the environmental insurance policy or product liability insurance policy described in Sections 8.14 and 8.15, above. In the event of the occurrence of any matter for which Sellers are required to indemnify Buyer which is not entirely covered by such insurance,

                  Buyer shall be entitled to have returned to it by Sellers that number of Purchase Shares equal in value to the dollar amount for which indemnification is sought, to be valued as of the day Buyer delivers to Sellers a written claim for indemnification by the closing price of SpecTran's common stock on that day as quoted in the Wall Street Journal. If indemnification is required, Buyer agrees to draw from the Sellers' Purchase Shares equally, until all of the Purchase Shares are returned to Buyer.

                  (b) In order to carry out the intent of Section 12.2(a), above, Sellers agree that for a period of two years following the Closing Date they shall not pledge, sell, hypothecate, make a gift of or otherwise transfer or encumber the Purchase Shares and acknowledge that a legend shall be placed on their stock certificates evidencing such restrictions and referencing this Agreement. In order to effect the foregoing, at Closing Sellers shall deposit the stock certificates evidencing the Purchase Shares with O'Brien, Shafner, Stuart, Kelly & Morris, P.C., as escrow agent, and enter into an Escrow Agreement with Buyer and O'Brien, Shafner, Stuart Kelly & Morris, P.C. providing for the Purchase Shares to be held in escrow and released to Sellers on the second anniversary of the Closing Date if no claim for indemnification has been made by Buyer prior to such time, provided that the Purchase Shares shall be released to Buyer as set forth in Section 12.2(a) if Buyer becomes entitled to indemnification during such two year period. Notwithstanding the foregoing, if any third party makes a claim against the Company or Buyer or its Affiliates during such two year period which is not resolved during such time, but which, if determined adversely against the Company or Buyer or its Affiliates, would result in Buyer having a right to indemnification hereunder, the Purchase Shares shall remain in escrow until such claim is resolved.

       12.3 Indemnification of Sellers. From and after the Closing Date, Buyer shall defend, indemnify and hold harmless Sellers from and against:

                  (a) any and all obligations of the Company disclosed in this Agreement or the Balance Sheet;

                  (b) any and all damages, losses and liabilities resulting form or relating to the Company or the Business Property on or after the Closing Date including, without limitation, all liabilities arising from the manufacture, shipment or sale after the Closing Date of Products (excluding liabilities relating to the sale after the Closing Date of any Products manufactured prior to the Closing Date) whether accrued, absolute, contingent or otherwise;

                  (c) excluding what is covered by Sections 12.3(a) and 12.3(b) above, any and all damages, losses and liabilities whatsoever resulting from any misrepresentation or any breach of any warranty or nonfulfillment of any covenant or agreement on the part of Buyer hereunder, under any certificate or other instrument to be furnished under this Agreement, or under any of the Related Agreements; and

                  (d) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees) incident to any of the foregoing.

       12.4 Indemnification Procedures Involving Only Sellers and Buyer. Any party to this Agreement asserting a claim for indemnification in connection with this Agreement shall proceed as follows:

                  (a) Notice. The party asserting the claim shall so notify the other party in writing, setting forth the provision of this Agreement under which the claim is made, and in reasonable detail the grounds therefor. The date on which such notice is sent is the "Notice Date."

                  (b) Good Faith Discussions. Within ten (10) days after the Notice Date, the parties shall meet, either in person or by telephone, for the purpose of resolving the claim. Both parties agree that they will meet and negotiate in good faith for this purpose. Such discussions and negotiations shall be conducted in accordance with the provisions for dispute resolution set forth in Section 14.9(a) and (b).

       12.5 Certain Procedures Regarding Indemnification of Third Party Claim, Etc. All claims for indemnification under this Agreement shall be made as follows: In the event a claim or demand is made by a third party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount (the "Claim Notice"). The Indemnitor shall notify the Indemnitee within thirty (30) days after receipt of the Claim Notice whether the Indemnitor will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of the Indemnitee, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense thereof, and the Indemnitee shall cooperate with it in connection therewith, provided that if the Indemnitor undertakes such defense: (i) the Indemnitor shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnitee or settle such action without first obtaining the consent of the Indemnitee, except for settlements solely covering monetary matters for which the Indemnitor has acknowledged responsibility for payment; (ii) the Indemnitor shall permit the Indemnitee (at Indemnitee's sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnitee and (iii) the Indemnitor shall agree promptly to reimburse the Indemnitee for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnitee, except for those costs expressly assumed by Indemnitee hereunder. The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. The Indemnitor's defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights the Indemnitor may have against the Indemnitee or any third party. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim. If the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Indemnitee's Claim Notice that it elects to undertake the defense thereof, the Indemnitee shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnitor (provided that the Indemnitor shall not be required to pay the Indemnitee's expenses for the defense, settlement or compromise of claims which are not covered by the Indemnitor's obligations under this Article 12).


ARTICLE 13        TERMINATION.

       13.1 Methods of Termination. This Agreement and the transactions contemplated herein may be terminated or abandoned at any time prior to the Closing:

                  (a)    by written agreement of Sellers and Buyer;

                  (b) by Buyer, upon written notice to Sellers, if (i) any condition precedent to Buyer's obligations set forth in Section 8 hereof is not satisfied on or before the Closing

                         Date and Buyer is not in material default of any of its obligations hereunder and is otherwise prepared to fulfill the conditions precedent set forth in Section 7 hereof to Sellers' obligation to close hereunder which are within Buyer's reasonable control or (ii) Sellers violate any provision of Sections 10.1, 10.10 or 14.5 hereof;

                  (c) by Sellers, upon written notice to Buyer, if any condition precedent to Sellers' obligations set forth in Section 7 hereof is not satisfied on or before the Closing Date and Sellers are not in material default of any of its obligations hereunder and is otherwise prepared to fulfill the conditions precedent set forth in Section 8 hereof to Buyer's obligation to close hereunder which are within Seller's reasonable control;

                  (d) by either Sellers or Buyer, upon written notice to the other, if either reasonably determines that (i) the consummation of any of the transactions contemplated hereby or in any of the Related Agreements is likely to violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction or (ii) there shall exist or be enacted or adopted any statute, rule or regulation which makes consummation of any of the transactions contemplated hereby or in any of the Related Agreements illegal or otherwise prohibited; or

                  (e) by either Sellers or Buyer if the Closing Date is not on or before May 31, 1995, provided that (i) the terminating party shall have used good faith, commercially reasonable efforts to comply with and to fulfill its covenants, obligations and conditions to close hereunder and (ii) the party not seeking termination may demand and shall receive a ten (10) day extension if the reason that the Closing did not occur was reasonably beyond the control of such party.

       13.2       Effect of Termination.

                  (a) In the event of termination of this Agreement by one or both parties pursuant to Section 13.1 hereof, the transactions contemplated by this Agreement shall be terminated without further action by the parties hereto and thereupon shall become void and of no further effect, without any liability of either party to the other, except (i) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination and (ii) Sections 14.5 and 14.14 shall remain in full force and effect and shall not be affected by a termination or abandonment of this Agreement.

                  (b) If the transactions contemplated by this Agreement are terminated as provided in this Article 13, each party will promptly return (or cause to be returned) all documents, work papers and other materials obtained by it or its Affiliates, representatives, consultants and agents from the other party (or any of its agents) relating to the transactions contemplated hereby.

                  (c) If the transactions contemplated by this Agreement are terminated as provided in this Article 13, the deposit of $100,000.00 previously paid by Buyer as set forth in Section 2.4 hereof will be returned to Buyer as required if the reason for such termination is the occurrence of any of the matters set forth in Section
                         10.10 hereof.


ARTICLE 14        MISCELLANEOUS MATTERS.

       14.1 Survival of Representations and Warranties. All representations and warranties shall survive the Closing for the duration of the applicable statute of limitations on claims related thereto.

       14.2 Further Assurances; Access to Records. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, Sellers shall execute, acknowledge and deliver all such further documents, and shall do and perform all such further acts and deeds, as may reasonably be requested to more effectively vest in Buyer the rights and benefits intended to be conferred hereby and to consummate more effectively the transactions contemplated hereby. Buyer shall make available to Sellers after the Closing Date such records regarding the Business and the Business Property as Seller may require for the purposes set forth in Section 11.3(b).

       14.3 Mail. After the Closing Date and for a period of one year thereafter, Buyer shall remit to Sellers all mail and other communications received by Buyer that does not relate to the Company, and Sellers shall remit to Buyer all mail and other communications received by Sellers that relates to the Company.

       14.4 Changes, Waivers. This Agreement may not be changed in any manner except by a written agreement signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way effect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

       14.5 Expenses, Etc. Buyer and Sellers shall be responsible for and bear all of its or their own costs and expenses (including without limitation attorneys' fees and costs, accountants' fees and costs and other professionals' fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the Related Agreements and the consummation of the proposed transactions described in this Agreement. No broker's, finder's or similar fees shall be payable in connection with the proposed transactions described in this Agreement, and each party to this Agreement shall indemnify the other parties hereto with respect to any such fees.

       14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of such counterparts together shall be deemed to be one and the same instrument.

       14.7       Contents of Agreement; Parties in Interest; Assignment, Etc.

                  (a) This Agreement, including the Schedules and Exhibits hereto and the documents referred to herein (and the Escrow Agreement described in Section 2.4.1, above), sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. All previous agreements, promises, representations, commitments and understandings, whether verbal or written, between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto including SpecTran Corporation and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any Related Agreement.

                  (b) This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

       14.8 Conflict with Related Agreements. In the event that the terms of this Agreement conflict with the terms of any of the Related Agreements, the terms of this Agreement shall govern.

       14.9       Dispute Resolution.

                  (a) Good Faith Negotiation. In the event of any controversy, claim or dispute, the party initiating the controversy, claim or dispute shall provide to the other party a written notice containing a brief and concise statement of the matter, together with relevant supporting facts. During a period of sixty
                         (60) days or such longer period as mutually agreed, the parties shall attempt to settle the matter by good faith negotiation. Such efforts shall include, but not be limited to, full presentation by each party of its claims, with or without counsel, with the presentation of Sellers to be made to the President of Buyer.

                  (b) Outside Decisionmaker. If efforts under Section 14.9(a) are not successful, the dispute shall be referred to an outside decisionmaker. Such decisionmaker shall be a person reasonably acceptable to both parties. If the parties cannot agree on one person, then each shall select one person and those two individuals shall hear the claim. If they cannot arrive at a unanimous decision, then they shall select a third person who shall act independently. The decision of the outside decisionmaker(s) shall not be binding on the parties, but shall be used as a basis for resolving disputes prior the institution of litigation. In any case, the outside decisionmaker(s) shall be required to render a decision on the claim in writing within thirty (30) days of being retained for this purpose by either party, or sixty (60) days if a third person is necessary. the costs and expenses of this decisionmaker shall be shared equally by the parties. Failure to comply with Sections 14.9(a) and 14.9(b) with respect to any controversy, claim or dispute shall be an absolute bar to the institution of any litigation or other proceeding.

       14.10 Receipt of Monies or Other Assets. If any monies or other assets are received by Sellers or Buyer to which the other party is entitled in accordance with the terms of this Agreement, such party shall hold such monies or assets in trust and shall promptly notify and account therefor to the other within fifteen (15) days of receipt.

       14.11 Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of masculine or any other pronoun herein when referred to any party is for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

       14.12 Schedules. The Schedules and Exhibits to this Agreement shall be construed with and as an integral party of this Agreement to the same extent as if the same had been set forth verbatim herein.

       14.13 Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally (including by means of recognized courier service for which a written receipt is given) or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission providing a receipt, as follows (or to such other address as shall be set forth in a notice given in the same manner):

                  If to Buyer:

                         Dr. Raymond E. Jaeger
                         President and Chief Executive Officer
                         APD Acquisition Corp.
                         c/o SpecTran Corporation
                         SpecTran Industrial Park
                         50 Hall Road
                         Sturbridge, Massachusetts 01566
                         FAX:  508-347-2747

                  With a required copy to:

                         Ira S. Nordlicht, Esq.
                         Hackmyer & Nordlicht
                         645 Fifth Avenue
                         New York, New York 10022
                         FAX:  212-421-0499

                  If to Sellers:

                         Mr. Irving N. Dwyer
                         22 Stanton Lane
                         Preston, CT  06365

                         Mr. David P. Davia
                         308 Thompson Hill Road
                         Thompson, CT  06277

                  With a required copy to:

                         Peter F. Stuart, Esq.
                         O'Brien, Shafner, Stuart, Kelly & Morris, P.C. 475 Bridge Street
                         Groton, Connecticut 06340
                         FAX:  203-445-4539

                  All such notices shall be deemed to have been given on the date personally delivered, upon possession of a receipt establishing a facsimile transmission was received or five
                  (5) days after being mailed in the manner provided above.

       14.14 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut without giving effect to the principles of conflicts of laws.

       IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


/s/ BRIAN M. HAND                       /s/ IRVING N. DWYER
- -------------------                     ----------------------
                                        IRVING N. DWYER

/s/ PETER F. STUART
- -------------------

                                        /s/ DAVID P. DAVIA
                                        ----------------------
                                        DAVID P. DAVIA

                                        THE IRVING N. DWYER AND ANNETTE M. DWYER
                                        CHARITABLE REMAINDER TRUST
(As to both signatures)


/s/ PETER F. STUART                         /s/ IRVING N. DWYER
- --------------------                    By:
                                           ----------------------------
                                           IRVING N. DWYER, Co-Trustee


/s/ BRIAN M. HAND                           /s/ ANNETTE M. DWYER
- --------------------                    By:
                                           ----------------------------
                                           ANNETTE M. DWYER, Co-Trustee


                                        THE DAVIA CHARITABLE
                                        REMAINDER TRUST
(As to both signatures)

/s/ PETER F. STUART                         /s/ DAVID P. DAVIS
- --------------------                    By:
                                           ----------------------------
                                           DAVID P. DAVIA, Co-Trustee


/s/ BRIAN M. HAND                           /s/ JOAN S. DAVIS
- --------------------                    By:
                                           ----------------------------
                                           JOAN S. DAVIA, Co-Trustee

                                       APD ACQUISITION CORP.


/s/ BRIAN M. HAND                      By: /s/ RAYMOND E. JAEGER
- -------------------                       -------------------------------------
                                          President and Chief Executive Officer

/s/ PETER F. STUART
- -------------------

                                   SCHEDULES


Schedule 2.4.2    Allocation of Purchase Shares
Schedule 4.1(b)   Share Ownership
Schedule 4.4(a)   Machinery and Equipment
Schedule 4.4(c)   Leases of Tangible Personal Property
Schedule 4.4(g)   Registered Copyrights
Schedule 4.4(j)   Inventory
Schedule 4.4(k)   Accounts Receivable
Schedule 4.5      Contracts
Schedule 4.6(a)   Real Estate
Schedule 4.7(a)   Litigation
Schedule 4.8      Customers
Schedule 4.9      Suppliers
Schedule 4.11(i)  Capital Expenditures
Schedule 4.14     Taxes
Schedule 4.16     Bank Accounts
Schedule 4.17     Applications
Schedule 7.9      Consents and Approvals (Sellers)

                                    EXHIBITS

Exhibit 2.4.1     Escrow Agreement among Sellers, Buyer and Hackmyer &
                  Nordlicht

Exhibit 3.1(a) Employment Agreement between Applied Photonic Devices, Inc. and Irving N. Dwyer

Exhibit 3.1(b) Employment Agreement between Applied Photonic Devices, Inc. and David P. DaVia

Exhibit 10.8(a)   Non-Competition Agreement of Irving N. Dwyer

Exhibit 10.8(b)   Non-Competition Agreement of David P. DaVia

Exhibit 5.7       SpecTran corporation Guaranty

Exhibit 6.3(f)    Investor Representation Letter

Exhibit 11.3(a)   Confidentiality Agreement